Exhibit 99.1
For Release July 24, 2006—1:30 p.m. PDT
STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON, ANNOUNCES SOLID SECOND QUARTER 2006
EARNINGS, REFLECTING CONTINUED STRONG LOAN AND DEPOSIT GROWTH
Sterling exceeds $8.0 billion in total assets, driven by 32 percent growth in loan balances and a 27 percent increase in deposits.
Spokane, Washington, July 24, 2006 – Sterling Financial Corporation (NASDAQ:STSA) today announced earnings of $16.9 million, or $0.48 per diluted share, for the quarter ended June 30, 2006, compared to earnings of $16.0 million, or $0.46 per diluted share, for the same period in the prior year. Earnings for the six months ended June 30, 2006 were $32.3 million or $0.92 per diluted share, compared with $31.9 million or $0.91 per diluted share for the same period in 2005. The increase in both periods reflects growth in net interest income.
Commenting on the second quarter results, Harold Gilkey, Chairman and Chief Executive Officer, stated, “This has been an extremely productive quarter for us. While setting records in total assets, loans receivable and total deposits, we continued to launch new products, expanded our network of financial centers into new geographic markets and positioned the organization for continued growth. While the current quarter reflects a higher level of investment as a result of Sterling’s growth initiatives, we are excited by the growing profit potential we see from our markets and lines of business. We are particularly pleased with Sterling’s continued momentum in loans and deposit growth. The 19 percent increase in total assets, year-over-year, was driven by a 32 percent growth in loan balances. Deposits continue to demonstrate robust growth, increasing 27 percent over the same period last year. Sterling’s loan portfolio is well positioned with a mix of variable rate, commercial, construction and consumer loans as we wrap up the second quarter of 2006, providing the foundation for us to pursue various growth initiatives and expand our commercial bank footprint.”
Mr. Gilkey continued, “In addition to strong financial performance, highlights of the second quarter activities included preparation for the closing of the Lynnwood Financial Group, Inc. acquisition and the announcement of the proposed FirstBank NW Corp. (NASDAQ: FBNW) acquisition. Both of these transactions provide synergies and growth platforms for Sterling. We are excited to welcome the employees, customers and shareholders of both companies to the Sterling family. Additionally, I would like to thank management and staff for their tremendous efforts during these periods of escalated activity, including pre-merger and integration activities.”

SECOND QUARTER HIGHLIGHTS
•	Total assets increased 19 percent year-over-year to a record $8.04 billion.

•	Loan originations of $1.04 billion reflect an increase of 14 percent over the second quarter of 2005.

•	Total loans receivable increased to a record $5.51 billion, a 32 percent increase over the second quarter of 2005.

•	Total deposits increased to a record $5.34 billion, or 27 percent, over the second quarter of 2005.

•	The number of transaction accounts increased 5 percent over the second quarter of 2005 to nearly 158,000.

•	Fees and service charges income increased to $10.6 million, a 29 percent increase over the second quarter of 2005.

•	Quarter-end nonperforming assets, loan charge-offs and delinquency ratios remained stable at low levels.

•	The Sterling Board of Directors approved a cash dividend of $0.065 per common share, paid on July 14, 2006 to shareholders of record as of June 30, 2006.

•	Sterling and FirstBank NW Corp. (“FirstBank”) announced June 5, 2006, that they have signed a definitive agreement for the merger of FirstBank with and into Sterling, pending FirstBank shareholder and regulatory approvals and other customary closing conditions.

•	Sterling Capital Statutory Trust VII, a subsidiary of Sterling Financial Corporation, completed the issuance of $55.0 million of floating rate trust preferred securities on June 14, 2006. These securities bear interest at the 90-day LIBOR plus 1.53%, and mature in 30 years.
OPERATING RESULTS
Net Interest Income
Sterling reported net interest income of $61.0 million for the three months ended June 30, 2006, a 13 percent increase over $53.8 million for the same period in the prior year. This increase reflects a 14 percent, or $941.7 million, increase in the volume of average earning assets, as well as upward repricing in the loan portfolio. The increase in average earning assets was due to growth in average loans of approximately $948.7 million year-over-year.
Net interest income for the six months ended June 30, 2006 was a record $120.0 million, which compares to $106.6 million for the first six months of 2005. The increase for the six-month period was primarily influenced by growth in the volume of loans outstanding, particularly in construction, commercial and business banking.

Net interest margin of 3.24 percent for the second quarter of 2006 represented a six basis point decrease from the previous quarter. While Sterling expects net interest margin to remain relatively flat through the third quarter, Sterling’s current loan pipeline supports its expectations for increased loan growth and improving net interest income.
Non-interest Income
Total non-interest income was $15.1 million for the quarter ended June 30, 2006, a slight decrease compared to $15.4 million for the same period one year ago. Total non-interest income was $28.0 million for the six months ended June 30, 2006, compared to $30.0 million for the same period one year ago. These decreases resulted from a reduction in mortgage banking operations income.
Fees and service charges income for the quarter ended June 30, 2006 increased by 29 percent to $10.6 million, compared to $8.2 million in the same period last year. Fees and service charges income was $19.7 million and $15.6 million for the six months ended June 30, 2006 and 2005, respectively, an increase of 26 percent. The increases in both periods were due to an increase in the number of transaction accounts, the success of Sterling’s Balance Shield program, cash management services and business banking fees. Transaction accounts have been an area of emphasis in Sterling’s growth, with the total number of transaction accounts as of June 30, 2006 at nearly 158,000, a five percent increase over the prior year’s second quarter.
Mortgage banking operations income for the second quarter of 2006 was $2.7 million, compared to $6.1 million for the prior year’s comparable quarter. Mortgage banking operations income for the six months ended June 30, 2006 was $5.0 million, compared to $11.5 million for the prior year’s comparable period. The decrease in both periods was directly related to the lower level of loan sales compared to the same periods in 2005.
Non-Interest Expenses
Non-interest expenses were $47.0 million for the three months ended June 30, 2006, compared to $41.6 million for the same period in the prior year, an increase of 13 percent. Non-interest expenses were $91.2 million and $81.2 million, respectively, for the six months ended June 30, 2006 and 2005, an increase of 12 percent. Personnel expenses primarily accounted for the increase, as full-time equivalents increased from 1,707 the prior year to 1,814. The increase was primarily a result of the addition of production and support personnel across Sterling’s Western footprint.
Commenting on non-interest expenses and efficiency, Mr. Gilkey stated, “The increase in non-interest expenses year-over-year underlies Sterling’s commitment to invest in corporate and business lending as well as construction and mortgage banking. We continue to focus on building our banking franchise in high growth markets. Sterling’s resource commitment in metropolitan areas, such as the Puget Sound and the Boise, ID areas has been supported by strong loan and deposit growth. Our banking philosophy is structured around relationships and our staff is committed to the highest level of customer service. We believe it is in the best long-term interest of our shareholders to continue pursuing Sterling’s growth and expansion plans.”

Performance Ratios
Return on average equity was 13.1 percent for the three months ended June 30, 2006, compared to 13.4 percent for the same period in 2005. Return on average tangible equity was 17.5 percent for the three months ended June 30, 2006, compared with 18.5 percent for the same period in 2005. Return on average assets was 0.85 percent for the three months ended June 30, 2006, compared to 0.92 percent for the same period in 2005. The decreases were primarily due to a greater proportional increase in average equity and average tangible equity than earnings, and a larger increase in average assets compared to the growth in earnings.
Lending
As of June 30, 2006, Sterling’s loans receivable had increased to a record $5.51 billion, compared to $4.18 billion at June 30, 2005, a 32 percent increase. Sterling’s loan growth is directly related to the increase in branch locations, market expansion and the addition of lending personnel. Sterling’s strong position as a commercial bank is reflected in the 26 percent year-over-year total increase in commercial, business and corporate banking.
Sterling’s total loan originations increased 14 percent to $1.04 billion for the quarter ended June 30, 2006, compared to $908.1 million for the same period in 2005. Sterling’s total loan originations for the six months ended June 30, 2006 were $2.11 billion, compared with $1.73 billion for the first six months of 2005, a 22 percent increase. Sterling’s strength in lending is reflected by the 79 percent, or $631.6 million, year-over-year increase in construction loan balances. Our construction lending relationships remain healthy as a result of the current economic vitality seen throughout the Western region. Business banking loan balances increased 19 percent, or $189.6 million, year-over-year.
Credit Quality
At June 30, 2006, total non-performing assets were $10.4 million, or 0.13 percent of total assets, compared to $17.8 million, or 0.26 percent of total assets, at June 30, 2005. The decrease in this ratio was due to a healthy regional economy, among other factors.
Classified assets were $57.1 million at June 30, 2006, a 4 percent increase compared to $54.7 million at March 31, 2006, and a 23 percent decrease compared to $73.8 million at June 30, 2005. The loan delinquency ratio increased to 0.11 percent of total loans, compared to 0.08 percent of total loans at March 31, 2006, and decreased from 0.45 percent of total loans at June 30, 2005. Classified assets decreased from the previous year, primarily as a result of the liquidation and disposition of several loans from the income property and commercial portfolios.
The annualized level of net charge-offs to average loans was 0.04 percent for the second quarter of 2006, compared to 0.11 percent at March 31, 2006 and 0.13 percent for the June 30, 2005 quarter. The low level of net loan charge-offs reflects the current strength in the economy of the Western region and the continued successful application of our underwriting guidelines. As we increase our level of commercial lending, we expect that our charge-offs will increase.

Sterling’s provision for loan losses was $4.7 million for the three months ended June 30, 2006, compared with $3.4 million for the same period in 2005 and $4.7 million for the first quarter of 2006. At June 30, 2006, the loan loss allowance totaled $62.8 million and was 1.13 percent of total loans. This compares with an allowance of $54.6 million, or 1.29 percent of total loans at June 30, 2005, and $58.7 million, or 1.11 percent of total loans at March 31, 2006. Sterling believes the allowance is adequate given its analysis of the loan portfolio and its relative mix of products.
Balance Sheet and Capital Management
As of June 30, 2006, Sterling’s total assets were a record $8.04 billion, an increase from the preceding quarter’s total assets of $7.84 billion, reflecting the increase in loan balances.
As of June 30, 2006, Sterling’s book value per share was $14.65 compared to $14.51 at March 31, 2006. This increase in book value reflects the retention of earnings.
Sterling’s risk-based capital ratios continued to exceed the “well-capitalized” requirements.
Goodwill Litigation
There has been no material change in the status of Sterling’s lawsuit against the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the “Goodwill Litigation”). In May 1990, Sterling initiated the Goodwill Litigation, seeking damages for, among other things, breach of contract and deprivation of property without just compensation.
In September 2002, the U.S. Court of Federal Claims granted Sterling Savings Bank’s motion for summary judgment as to liability on its contract claim, holding that the U.S. Government owed contractual obligations to Sterling with respect to the company’s acquisition of three failing regional thrifts during the 1980s and had breached its contracts with Sterling. On March 31, 2005, a hearing was held in the U.S. Court of Federal Claims on the U.S. Government’s motion to reconsider part of the September 2002 liability judgment. Sterling opposed the motion. Sterling is waiting for a decision on the motion and for a trial date to be set to determine what amount, if any, the U.S. Government must pay in damages for its breach. The timing and ultimate outcome of the motion for reconsideration and the Goodwill Litigation cannot be predicted with certainty. Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses as the case progresses.
Acquisition Update
During February 2006, Sterling announced the acquisition of Lynnwood Financial Group, Inc. In providing an update on that acquisition, Mr. Gilkey commented, “We are very pleased with this acquisition and we are on schedule in all aspects of business integration.”

On June 5, 2006, Sterling and FirstBank announced the signing of a definitive agreement for the merger of FirstBank with and into Sterling. The transaction, which is valued at approximately $169.6 million, is expected to close late in the fourth quarter of 2006 (pending FirstBank shareholder and regulatory approval and other customary closing conditions). Sterling anticipates filing regulatory applications for the FirstBank transaction in mid to late August 2006. The transaction is expected to be accretive to Sterling’s earnings per share in 2007. Cost savings benefits will be derived primarily from consolidations of back office operations and other related operating expenses.
Outlook
Gilkey concluded, “These results are very important to Sterling, because they demonstrate our continued growth and the diversification of our balance sheet. We continue to see strength in the economy of the Pacific Northwest region, including an increasing demand for commercial real estate and construction loans, as well as commercial and industrial business loan growth. Uncertainty over interest rates and fuel prices continues to raise questions about the sustainability of recent strength in the national and regional economies. Nonetheless our core banking business remains strong, and with continued solid loan and deposit growth, we believe Sterling is well positioned going forward. I invite you to listen to our conference call for additional detail on Sterling’s 2006 second quarter results.”
Second Quarter 2006 Earnings Conference Call
Sterling will host a conference call for investors the morning of July 25, 2006, at 8:00 a.m. PT to discuss the company’s financial results. To participate in the conference call, domestic callers should dial 210-234-0009 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 402-998-0718. The continuous replay will be offered through Friday, September 15th at 11:59 p.m. PT.
Additionally, Sterling’s 2006 second quarter earnings conference call is being made available on-line at the company’s website, http://www.sterlingfinancialcorporation-spokane.com/. To access this audio presentation call, click on the live audio webcast icon on the front page.
ABOUT STERLING
Sterling Financial Corporation of Spokane, Washington is a bank holding company, of which the principal operating subsidiaries are Sterling Savings Bank and Golf Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana. Through Sterling Saving Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Montana, Utah, Arizona and California. Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.
Golf Savings Bank is a Washington State-chartered and FDIC insured savings bank. Golf Savings Bank’s primary focus is residential mortgage origination of single-family permanent loans and residential construction financing. Golf Savings Bank’s primary market area is the greater Puget Sound area of Washington State. Golf Savings Bank originates loans through a mortgage origination office in Kennewick, Washington, as well as eight retail mortgage loan production offices, throughout the Puget Sound area.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
Sterling intends to file with the Securities and Exchange Commission a registration statement on Form S-4, and FirstBank expects to mail a proxy statement/prospectus to its security holders, containing information about the transaction. Investors and security holders of Sterling and FirstBank are urged to read the proxy statement/prospectus and other relevant materials when they become available because they will contain important information about Sterling, FirstBank and the proposed merger. In addition to the registration statement to be filed by Sterling and the proxy statement/prospectus to be mailed to the security holders of FirstBank, Sterling and FirstBank file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the Securities and Exchange Commission at its website at www.sec.gov. The documents filed by Sterling may also be obtained free of charge from Sterling by requesting them in writing at Sterling Financial Corporation, 111 North Wall Street, Spokane, WA 99201, or by telephone at (509) 227-5389. In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by Sterling on its website at www.sterlingfinancialcorporation-spokane.com. The documents filed by FirstBank may also be obtained by requesting them in writing at FirstBank NW Corp., 1300 16th Avenue, Clarkston, WA 99403 or by telephone at (509) 295-5100. In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by FirstBank on its website at www.fbnw.com.
Sterling, FirstBank and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of FirstBank with respect to the transactions contemplated by the proposed merger. Information regarding Sterling’s officers and directors is included in Sterling’s proxy statement for its 2006 annual meeting of shareholders filed with the Securities and Exchange Commission on March 24, 2006. Information regarding FirstBank’s officers and directors is included in FirstBank’s proxy statement for its 2005 annual meeting of shareholders filed with the Securities and Exchange Commission on June 17, 2005. A description of the interests of the directors and executive officers of Sterling and FirstBank in the merger will be set forth in FirstBank’s proxy statement/prospectus and other relevant documents filed with the Securities and Exchange Commission when they become available.

FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contacts:	Sterling Financial Corporation
Daniel G. Byrne
EVP, Chief Financial Officer
509-458-3711

Marie Hirsch
AVP, Director of Investor Relations
509-354-8165